CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Global Dividend Fund:

We consent to the use of our report dated January 9, 2014 to the Putnam Global Dividend Fund, included herein and to the references to our firm under the captions “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
March 24, 2014